Registration No. 033-56469

UNITED STATES SECURITIES AND EXCHANGE
COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IKON Office Solutions, Inc.
(Exact name of registrant as specified in its charter)

Ohio	23-0334400
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

70 Valley Stream Parkway, Malvern, Pennsylvania	19355
(Address of Principal Executive Offices)	(Zip Code)

Alco Standard Corporation 1995 Stock Option Plan
(Full title of the Plan)

Mark A. Hershey
Senior Vice President, General Counsel and Secretary
IKON Office Solutions, Inc.
70 Valley Stream Parkway
Malvern, Pennsylvania 19355
(Name and address of agent for service)

(610) 296-8000
(Telephone number, including area code, of agent for service)

Copy to:

Richard Hall, Esq.
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
(202) 474-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 is being filed solely to remove from registration securities that were registered and will not be issued in connection with the registrant’s offering.

IKON Office Solutions, Inc. an Ohio corporation (the “Company”), files this Post-Effective Amendment No. 1 to its Form S-8 Registration Statement (Registration No. 33-56469) (the “Registration Statement”) to withdraw and remove from registration the unissued and unsold shares of the Company’s common stock, without par value, issuable pursuant to the Alco Standard Corporation 1995 Stock Option Plan (the “Plan”).

Pursuant to the Agreement and Plan of Merger dated as of August 27, 2008, between the Company, Ricoh Company, Ltd. (“Ricoh”) and Keystone Acquisition, Inc. (“Sub”), an indirect wholly owned subsidiary of Ricoh, Sub is expected to merge with and into the Company on October 31, 2008 (the time of such merger, the “Effective Time”), with the Company as the surviving entity (the “Merger”).  The Merger was approved by the holders of the Company’s common stock on October 31, 2008, as required under Ohio law and the terms of the Merger Agreement.  As a result of the Merger, the holders of shares of the Company’s common stock, without par value, issued and outstanding immediately prior to the effective time of the Merger (except as otherwise agreed, and excluding shares owned by the Company, as treasury stock, Ricoh or Sub which will be canceled in accordance with the Merger Agreement, and any shares for which stockholders have sought appraisal rights under Ohio law) will be entitled to receive $17.25 in cash per share, without interest (the “Merger Consideration”), and all such shares shall no longer be outstanding and shall cease to exist, and each holder of a certificate that immediately prior to the effective time of the Merger represented any such shares of the Company’s common stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with the Merger Agreement.

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to certain existing registration statements, including the Registration Statement, as of the Effective Time.  In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering subject to the Registration Statement, the Company hereby removes from registration all securities registered under the Registration Statement that remain unissued or unobligated as of the Effective Time.

Item 8.  Exhibits.

The following document is filed as an exhibit to this Registration Statement:

Exhibit Number	Description of Exhibit
24.1	Power of Attorney

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malvern, Commonwealth of Pennsylvania, on this 31st day of October, 2008.

IKON OFFICE SOLUTIONS, INC.

By:	/s/ Mark A. Hershey
Mark A. Hershey
Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons, in the capacities and on the date indicated.

Signature	Title	Date

*	Chairman and Chief Executive Officer	October 31, 2008
Matthew J. Espe	(Principal Executive Officer)

*	Senior Vice President and Chief Financial Officer	October 31, 2008
Robert F. Woods	(Principal Financial Officer)

*	Vice President and Controller	October 31, 2008
Theodore E. Strand	(Principal Accounting Officer)

*	Director	October 31, 2008
Philip E. Cushing

*	Director	October 31, 2008
Thomas R. Gibson

*	Director	October 31, 2008
Richard A. Jalkut

*	Director	October 31, 2008
Arthur E. Johnson

*	Director	October 31, 2008
Kurt M. Landgraf

*	Director	October 31, 2008
Gerald Luterman

*	Director	October 31, 2008
William E. McCracken

*	Director	October 31, 2008
Hellene S. Runtagh

*	Director	October 31, 2008
Anthony P. Terracciano

*
Mark A. Hershey, by signing his name hereto, does hereby sign this document on behalf of each of the above-named officers and/or directors of the Company pursuant to powers of attorney duly executed by such persons.

By:	/s/ Mark A. Hershey
Mark A. Hershey, Attorney-in-Fact